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                     May 26, 2021

       Daniel G. Cohen
       Chief Executive Officer
       FinTech Acquisition Corp. IV
       2929 Arch Street
       Suite 1703
       Philadelphia, PA 19104-2870

                                                        Re: FinTech Acquisition
Corp. IV
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 4,
2021
                                                            File No. 001-39558

       Dear Mr. Cohen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Sean M. Donahue